Exhibit 99.1

Contact:	Nicole Sherman David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Net Income of $1.4 Million in Third Fiscal Quarter 2026

FISCAL Q3 2026 HIGHLIGHTS

$1.4 Million Net Income	$0.07 Diluted Earnings per Common Share	$6.62 Tangible Book Value per Share	0.07% NPAs to Total Assets

Fiscal Third Quarter Comparison Highlights

Net Interest Income and Net Interest Margin	• $10.5 million net interest income for the quarter compared to $9.4 million in Fiscal Q3 2025 • Net interest margin at 2.96% for the quarter compared to 2.60% in Fiscal Q3 2025	Credit Quality	• Non-performing assets at 0.07% of total assets and 0.03% of total loans in Fiscal Q3 2026 • $100,000 provision booked for the quarter and net charge-offs of $246,000

Non-Interest Income and Non-Interest Expense	• Non-interest income of $3.5 million for the quarter, compared to $3.3 million in Fiscal Q3 2025 • Non-interest expense of $12.2 million for the quarter compared to $11.2 million in Fiscal Q3 2025	Shareholder Returns and Stock Activity
•  On January 16, 2026, the Company paid a cash dividend of $0.02 per share
•  Stock repurchase plan:
•  $2.0 million stock repurchase plan adopted by the Board of Directors on April 29, 2025, completed on November 17, 2025

Vancouver, Washington – January 27, 2026 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $1.4 million, or $0.07 per diluted share, in the third fiscal quarter ended December 31, 2025, compared to $1.1 million, or $0.05 per diluted share, in the second fiscal quarter ended September 30, 2025, and $1.2 million, or $0.06 per diluted share, in the third fiscal quarter ended December 31, 2024.
In the first nine months of fiscal 2026, net income was $3.7 million, or $0.18 per diluted share, compared to $3.8 million, or $0.18 per diluted share, in the first nine months of fiscal 2025.
“Our priorities continue to center on delivering value to shareholders through stronger asset returns, new revenue streams, and optimized operations,” stated Nicole Sherman, President and Chief Executive Officer. “Strategic investments in talent and technology have driven near-term expense increases, but results are already evident in our commercial and business banking segments. Our loan pipeline has remained strong, fueled by expanded lending teams, enhanced treasury

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

management, and digital platform investments. With robust loan demand across our markets, we're capturing quality, profitable growth while keeping a watchful eye on credit quality metrics. Production is accelerating, net interest margin is expanding, and profitability continues improving.
Thanks to the focus and commitment of our teams, the three-year strategic plan is gaining momentum, with meaningful progress in sustainable growth, digital innovation, and data-driven personalization. We're seeing real traction in how we serve clients - more tailored experiences, smoother operations, and stronger relationships. As we move forward, our focus remains sharp: expanding commercial and industrial loans, growing business banking, and enhancing treasury management platforms while creating lasting value for our shareholders,” said Sherman.
Franchise Footprint
As the only bank headquartered in Vancouver, Washington, Riverview serves one of the Pacific Northwest's most dynamic markets. Southwest Washington's Clark County has emerged as a thriving economic hub, with Vancouver evolving into a destination city that recently ranked #3 on moveBuddha's 2026 Moving Forecast of Most Popular Cities to Move to. This momentum reflects the region's strong fundamentals: a diversified economy anchored by health care and social assistance, construction, manufacturing, and professional and business services. Employment levels and median household incomes continue their upward trajectory, matching statewide benchmarks, while sustained housing demand has driven consistent appreciation in median home values. The region's compelling quality of life and economic vitality position us well for continued community-focused lending and deposit growth.
Our footprint includes Northwest Oregon that presents strong economic fundamentals and provides a stable foundation for growth in the state. The region features a diversified economy anchored by technology, advanced manufacturing, and consumer goods sectors, with major employers like Intel, Nike, and Columbia Sportswear driving substantial economic activity alongside a thriving local and mid-sized business ecosystem. Strong median household incomes and median home prices indicate robust consumer spending power and wealth accumulation. The local business environment continues to support innovation and sustainability-focused enterprises, while its infrastructure, transportation networks, and quality of life attributes continue to support business expansion.
Income Statement Review
Riverview’s net interest income increased to $10.5 million in the current quarter compared to $9.8 million in the preceding quarter, and $9.4 million in the third fiscal quarter a year ago. The quarter increase compared to both the prior quarter and the year ago quarter was driven by higher interest earning asset yields due to higher origination rates on new loan growth as well as loan repricing. In the first nine months of fiscal 2026, net interest income increased by $3.0 million to $30.1 million, compared to $27.2 million in the first nine months of fiscal 2025.
Riverview’s NIM was 2.96% for the third quarter of fiscal 2026, a 20 basis-point increase compared to 2.76% in the preceding quarter and a 36 basis-point increase compared to 2.60% in the third quarter of fiscal 2025. “Even with the recent rate cuts, we experienced solid NIM expansion during the quarter. We were able to drive higher asset yields and lower our cost of funds. We are focused on continuing to improve our earning asset mix and managing funding costs to grow NIM going forward,” said David Lam, EVP and Chief Financial Officer. In the first nine months of fiscal 2026, the net interest margin increased 32 basis points to 2.83% compared to 2.51% in the same period a year earlier.
Investment securities decreased $9.6 million during the quarter to $301.6 million at December 31, 2025, compared to $311.2 million at September 30, 2025, and decreased $35.6 million compared to $337.2 million at December 31, 2024. The average securities balances for the quarters ended December 31, 2025, September 30, 2025, and December 31, 2024, were $318.3 million, $329.1 million, and $364.2 million, respectively. The weighted average yields on securities balances for those same periods were 1.77%, 1.78%, and 1.82%, respectively. The duration of the investment portfolio at December 31, 2025, was approximately 4.8 years. The anticipated investment cashflows over the next twelve months is approximately $35.9 million. There were $750,000 of investment purchases during the third fiscal quarter of 2026.

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

Riverview’s yield on loans was 5.26% during the third fiscal quarter, compared to 5.11% in the preceding quarter, and 4.97% in the third fiscal quarter a year ago. “Loan yields expanded again this quarter as favorable yield curve movements allowed us to price new loan originations more attractively than our existing portfolio. Additionally, we continue to expand our commercial lending with our strategy of incorporating a higher proportion of C&I relationship clients, positioning us to benefit more directly from the current interest rate trend,” said Mike Sventek, EVP and Chief Lending Officer. Deposit costs decreased to 1.39% during the third fiscal quarter compared to 1.41% in the preceding quarter and increased compared to 1.32% in the third fiscal quarter a year ago. Rising deposit costs compared to a year ago reflect both new customers demanding higher rates and existing customers shifting to fully insured, higher-yielding products.
Non-interest income was $3.5 million during the third fiscal quarter of 2026 compared to $3.8 million in the preceding quarter and $3.3 million in the third fiscal quarter of 2025. Non-interest income decreased quarter-over-quarter due to the absence of one-time items that boosted the prior quarter, including an employee retention tax credit and a fintech referral partnership distribution.
Asset management fees were $1.6 million during the third fiscal quarter, compared to $1.5 million in the preceding quarter and $1.4 million in the third fiscal quarter a year ago. Riverview Trust Company’s assets under management were $919.1 million at December 31, 2025, compared to $927.0 million at September 30, 2025, and $872.6 million at December 31, 2024. In the first nine months of fiscal 2026, non-interest income increased to $10.8 million compared to $10.5 million in the same period a year ago.
Non-interest expense was flat at $12.2 million during the third fiscal quarter and the second fiscal quarter and increased compared to $11.2 million in the third fiscal quarter a year ago. Year-to-date, non-interest expense was $36.2 million compared to $32.8 million in the first nine months of fiscal 2025. The efficiency ratio was 86.9% for the third fiscal quarter, compared to 89.8% for the preceding quarter and 87.6% in the third fiscal quarter a year ago. “Operating costs increased year-over-year as we strategically expanded our business banking teams and filled key positions aligned with our growth objectives. We've offset some of these costs by bringing previously outsourced functions in-house, reducing our reliance on external consultants. Our ongoing technology investments are strengthening both our strategic execution and operational infrastructure. Though these initiatives are temporarily elevating our expense base, we anticipate costs stabilizing in the coming quarters,” said Lam.
Riverview’s effective tax rate for the third fiscal quarter of 2026 was 20.9%, compared to 21.2% for the preceding quarter and 21.8% for the year ago quarter.
Balance Sheet Review
Total loans increased $15.1 million during the quarter to $1.07 billion at December 31, 2025, compared to three months earlier and increased $40.1 million compared to a year earlier. Riverview’s loan pipeline was $77.2 million at December 31, 2025, compared to $78.5 million at the end of the preceding quarter and $49.1 million at December 31, 2024. New loan originations during the quarter totaled $36.7 million, compared to $56.4 million in the preceding quarter and $31.1 million in the third fiscal quarter a year ago. As a result of executing our business model, our plan to increase loans outstanding and the loan pipeline has been successful.
Undisbursed construction loans totaled $17.4 million at December 31, 2025, compared to $25.4 million at September 30, 2025, with most of the undisbursed construction loans expected to be funded over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $30.6 million at December 31, 2025, compared to $29.1 million at September 30, 2025. Revolving commercial business loan commitments totaled $53.8 million at December 31, 2025, compared to $52.5 million at September 30, 2025. Utilization on these loans totaled 26.13% at December 31, 2025, compared to 27.90% at September 30, 2025. The weighted average rate on loan originations during the quarter was 6.86% compared to 6.49% in the preceding quarter.

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

Loan repricing and maturities for fiscal year 2026 totaled $41.4 million with a weighted average rate of 5.45%. Looking ahead, loan repricing and maturities for fiscal year 2027 total $80.6 million with a weighted average rate of 4.19%, for fiscal year 2028 total $93.6 million with a weighted average rate of 5.42% and in aggregate for fiscal years after 2028 total $157.0 million with a weighted average rate of 5.96%.
The office building loan portfolio totaled $108.4 million at December 31, 2025, compared to $109.4 million at September 30, 2025. The average loan balance of the office building loan portfolio was $1.5 million with an average loan-to-value ratio of 52.14% and an average debt service coverage ratio of 1.67x at December 31, 2025. Office building loans within the Portland core consist of two loans totaling $20.2 million, which is approximately 18.6% of the total office building loan portfolio, or 1.9% of total loans.
Total deposits decreased $2.9 million during the quarter to $1.23 billion at December 31, 2025, compared to $1.24 billion at September 30, 2025, and increased $14.5 million compared to $1.22 billion a year ago. During the quarter the deposit mix shifted as balances moved out of CDs and non-interest checking accounts into interest bearing checking accounts. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 49.5% at December 31, 2025, compared to 48.8% at September 30, 2025, and 46.8% at December 31, 2024.
FHLB advances increased $8.2 million during the quarter to $60.5 million at December 31, 2025, compared to $52.3 million at September 30, 2025.
Shareholders’ equity increased to $164.2 million at December 31, 2025, compared to $163.5 million three months earlier and $158.3 million one year earlier. Tangible book value per share (non-GAAP) increased to $6.62 at December 31, 2025, compared to $6.51 at September 30, 2025, and $6.20 at December 31, 2024. Riverview paid a quarterly cash dividend of $0.02 per share on January 16, 2026, to shareholders of record on January 5, 2026.
Credit Quality
“In this environment of interest rate uncertainty, our priority remains the strength of our loan portfolio," said Robert Benke, EVP and Chief Credit Officer. "We continue to take a disciplined approach - monitoring credit quality metrics, staying attuned to economic trends at both the local and national level, and ensuring our reserves appropriately reflect current market conditions. At the same time, our lenders continue building strong partnerships with clients to better understand and support their needs.” Non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP) totaled $1.1 million or 0.10% of total loans as of December 31, 2025, compared to $776,000, or 0.07% of total loans at September 30, 2025, and $168,000, or 0.02% of total loans at December 31, 2024. There were no non-performing government guaranteed loans at December 31, 2025, or at September 30, 2025. At December 31, 2025, non-performing assets were $1.1 million, or 0.07% of total assets.
Riverview recorded $246,000 in net loan charge-offs for the current quarter. This compared to $1,000 in net loan recoveries for the preceding quarter. Riverview recorded a $100,000 provision for credit losses for the current quarter, compared to no provision for the preceding quarter.
Classified assets were $13.5 million at December 31, 2025, compared to $10.7 million at September 30, 2025, and $226,000 at December 31, 2024. The classified assets to total capital ratio was 7.4% at December 31, 2025, compared to 5.9% at September 30, 2025, and 0.1% a year earlier. The increase in classified assets compared to a year ago was primarily due to one lending relationship that was moved to classified assets during the first fiscal quarter of 2026 for which a plan is in place to either return to performing status or payoff. Criticized assets were $39.7 million at December 31, 2025, compared to $44.1 million at September 30, 2025, and $50.4 million at December 31, 2024. Criticized assets decreased during the current quarter compared to the prior quarter as a result of net movement of some loans into classified assets or upgrades to certain loans that have shown a performance history.

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

The allowance for credit losses was $15.3 million at December 31, 2025, compared to $15.4 million at both September 30, 2025, and at December 31, 2024. The allowance for credit losses represented 1.41% of total loans at December 31, 2025 compared to 1.44% at September 30, 2025, and 1.47% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.47% at December 31, 2025, compared to 1.50% at September 30, 2025, and 1.54% a year earlier.
Capital/Liquidity
Riverview continues to maintain strong capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.35% and a Tier 1 leverage ratio of 11.24% at December 31, 2025. Tangible common equity to average tangible assets ratio (non-GAAP) was 9.23% at December 31, 2025.
Riverview has approximately $515.5 million in available liquidity at December 31, 2025, including $227.2 million of borrowing capacity from the FHLB and $288.3 million from the Federal Reserve Bank of San Francisco (“FRB”). At December 31, 2025, the Bank had $60.5 million in outstanding FHLB borrowings.
The uninsured deposit ratio was 25.5% at December 31, 2025. Available liquidity under the FRB borrowing line would cover 100% of the estimated uninsured deposits and available liquidity under both the FHLB and FRB borrowing lines would cover 164.0% of the estimated uninsured deposits.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	March 31, 2025

Shareholders' equity (GAAP)	$164,217	$163,537	$158,270	$160,014
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(101)	(124)	(196)	(171)
Tangible shareholders' equity (non-GAAP)	$137,040	$136,337	$130,998	$132,767

Total assets (GAAP)	$1,512,311	$1,509,544	$1,508,609	$1,513,323
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(101)	(124)	(196)	(171)
Tangible assets (non-GAAP)	$1,485,134	$1,482,344	$1,481,337	$1,486,076

Shareholders' equity to total assets (GAAP)	10.86%	10.83%	10.49%	10.57%

Tangible common equity to tangible assets (non-GAAP)	9.23%	9.20%	8.84%	8.93%

Shares outstanding	20,710,901	20,938,504	21,134,758	20,976,200

Book value per share (GAAP)	$7.93	$7.81	$7.49	$7.63

Tangible book value per share (non-GAAP)	$6.62	$6.51	$6.20	$6.33

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

Pre-tax, pre-provision income

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Net income (GAAP)	$1,377	$1,099	$1,232	$3,701	$3,755
Include: Provision for income taxes	363	296	343	981	1,021
Include: Provision for credit losses	100	-	-	100	100
Pre-tax, pre-provision income (non-GAAP)	$1,840	$1,395	$1,575	$4,782	$4,876

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	March 31, 2025

Allowance for credit losses	$15,281	$15,427	$15,352	$15,374

Loans receivable (GAAP)	$1,085,166	$1,070,191	$1,045,109	$1,062,460
Exclude: Government Guaranteed loans	(43,983)	(44,575)	(49,024)	(47,373)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$1,041,183	$1,025,616	$996,085	$1,015,087

Allowance for credit losses to loans receivable (GAAP)	1.41%	1.44%	1.47%	1.45%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.47%	1.50%	1.54%	1.51%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Non-performing loans (GAAP)	$1,129	$776	$469

Less: Non-performing Government Guaranteed loans	-	-	(301)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$1,129	$776	$168

Non-performing loans to total loans (GAAP)	0.10%	0.07%	0.04%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.10%	0.07%	0.02%

Non-performing loans to total assets (GAAP)	0.07%	0.05%	0.03%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.07%	0.05%	0.01%

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.51 billion at December 31, 2025, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Metro Portland-Vancouver area, and 3 lending centers. For the past 11 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2025	September 30, 2025	December 31, 2024	March 31, 2025
ASSETS

Cash and cash equivalents (including interest-earning accounts of $14,565,	$28,641	$32,809	$25,348	$29,414
$16,987, $12,573 and $14,375)
Investment securities:
Available for sale, at estimated fair value	118,506	118,447	124,874	119,436
Held to maturity, at amortized cost	183,079	192,759	212,295	203,079
Loans receivable (net of allowance for credit losses of $15,281,
$15,427, $15,352, and $15,374)	1,069,885	1,054,764	1,029,757	1,047,086
Prepaid expenses and other assets	11,997	12,349	12,945	12,523
Accrued interest receivable	4,808	4,473	4,639	4,525
Federal Home Loan Bank stock, at cost	3,626	3,257	4,742	4,342
Premises and equipment, net	21,406	21,667	22,731	22,304
Financing lease right-of-use assets	1,067	1,087	1,144	1,125
Deferred income taxes, net	7,583	7,826	9,471	8,625
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	101	124	196	171
Bank owned life insurance	34,536	32,906	33,391	33,617

TOTAL ASSETS	$1,512,311	$1,509,544	$1,508,609	$1,513,323

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,233,518	$1,236,424	$1,219,002	$1,232,328
Accrued expenses and other liabilities	24,565	27,229	17,634	14,777
Advance payments by borrowers for taxes and insurance	313	858	317	614
FHLB advances	60,500	52,300	84,200	76,400
Junior subordinated debentures	27,157	27,135	27,069	27,091
Finance lease liability	2,041	2,061	2,117	2,099
Total liabilities	1,348,094	1,346,007	1,350,339	1,353,309

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2025 – 20,710,901 issued and outstanding;
September 30, 2025 – 20,938,504 issued and outstanding;	205	207	209	208
December 31, 2024 – 21,134,758 issued and outstanding;
March 31, 2025 – 20,976,200 issued and outstanding;
Additional paid-in capital	51,850	52,900	54,227	53,392
Retained earnings	122,167	121,203	118,988	119,717
Accumulated other comprehensive loss	(10,005)	(10,773)	(15,154)	(13,303)
Total shareholders’ equity	164,217	163,537	158,270	160,014

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,512,311	$1,509,544	$1,508,609	$1,513,323

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income

	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024
INTEREST INCOME:
Interest and fees on loans receivable	$14,325	$13,667	$13,201	$41,344	$37,936
Interest on investment securities - taxable	1,338	1,395	1,589	4,400	5,435
Interest on investment securities - nontaxable	64	65	65	194	195
Other interest and dividends	241	245	272	777	902
Total interest and dividend income	15,968	15,372	15,127	46,715	44,468

INTEREST EXPENSE:
Interest on deposits	4,368	4,360	4,101	12,502	11,403
Interest on borrowings	1,055	1,231	1,638	4,046	5,914
Total interest expense	5,423	5,591	5,739	16,548	17,317
Net interest income	10,545	9,781	9,388	30,167	27,151
Provision for credit losses	100	-	-	100	100

Net interest income after provision for credit losses	10,445	9,781	9,388	30,067	27,051

NON-INTEREST INCOME:
Fees and service charges	1,597	1,637	1,492	4,806	4,556
Asset management fees	1,585	1,527	1,443	4,664	4,434
Income from BOLI	231	290	225	743	715
Other, net	91	386	181	557	844
Total non-interest income, net	3,504	3,840	3,341	10,770	10,549

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,391	7,304	6,471	21,942	19,336
Occupancy and depreciation	1,874	1,859	1,871	5,601	5,687
Data processing	856	778	743	2,376	2,202
Amortization of CDI	23	23	25	70	75
Advertising and marketing	255	333	317	825	994
FDIC insurance premium	166	171	174	501	518
State and local taxes	351	260	327	836	777
Telecommunications	53	50	54	149	153
Professional fees	413	354	429	1,183	1,223
Other	827	1,094	743	2,672	1,859
Total non-interest expense	12,209	12,226	11,154	36,155	32,824

INCOME BEFORE INCOME TAXES	1,740	1,395	1,575	4,682	4,776
PROVISION FOR INCOME TAXES	363	296	343	981	1,021
NET INCOME	$1,377	$1,099	$1,232	$3,701	$3,755

Earnings per common share:
Basic	$0.07	$0.05	$0.06	$0.18	$0.18
Diluted	$0.07	$0.05	$0.06	$0.18	$0.18
Weighted average number of common shares outstanding
Basic	20,762,668	20,948,327	21,037,246	20,895,439	21,081,851
Diluted	20,762,668	20,948,327	21,037,246	20,895,439	21,081,851

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024
AVERAGE BALANCES
Average interest–earning assets	$1,417,625	$1,408,602	$1,436,130	$1,415,512	$1,439,834
Average interest-bearing liabilities	1,017,872	1,007,901	1,019,265	1,015,771	1,010,419
Net average earning assets	399,753	400,701	416,865	399,741	429,415
Average loans	1,080,560	1,060,643	1,053,342	1,068,068	1,043,274
Average deposits	1,247,682	1,227,577	1,232,450	1,223,724	1,220,443
Average equity	164,496	163,412	160,532	163,171	158,179
Average tangible equity (non-GAAP)	137,305	136,197	133,245	135,957	130,867

ASSET QUALITY	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024

Non-performing loans	$1,129	$776	$469
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	1,129	776	168
Non-performing loans to total loans	0.10%	0.07%	0.04%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.10%	0.07%	0.02%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$1,129	$776	$469
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	1,129	776	168
Non-performing assets to total assets	0.07%	0.05%	0.03%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.07%	0.05%	0.01%
Net loan charge-offs (recoveries) in the quarter	$246	$(1)	$114
Net charge-offs (recoveries) in the quarter/average net loans	0.09%	0.00%	0.04%

Allowance for credit losses	$15,281	$15,427	$15,352
Average interest-earning assets to average
interest-bearing liabilities	139.27%	139.76%	140.90%
Allowance for credit losses to
non-performing loans	1353.50%	1988.02%	3273.35%
Allowance for credit losses to total loans	1.41%	1.44%	1.47%
Shareholders’ equity to assets	10.86%	10.83%	10.49%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.35%	16.51%	16.47%
Tier 1 capital (to risk weighted assets)	15.09%	15.26%	15.21%
Common equity tier 1 (to risk weighted assets)	15.09%	15.26%	15.21%
Tier 1 capital (to average tangible assets)	11.24%	11.26%	10.86%
Tangible common equity (to average tangible assets) (non-GAAP)	9.23%	9.20%	8.84%

DEPOSIT MIX	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	March 31, 2025

Interest checking	$319,242	$286,916	$257,975	$285,035
Regular savings	157,581	156,621	169,181	168,287
Money market deposit accounts	224,861	222,402	236,912	236,044
Non-interest checking	291,207	315,973	312,839	315,503
Certificates of deposit	240,627	254,512	242,095	227,459
Total deposits	$1,233,518	$1,236,424	$1,219,002	$1,232,328

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
December 31, 2025	(Dollars in thousands)
Commercial business	$223,904	$-	$-	$223,904
Commercial construction	-	-	13,978	13,978
Office buildings	-	108,447	-	108,447
Warehouse/industrial	-	118,314	-	118,314
Retail/shopping centers/strip malls	-	87,276	-	87,276
Assisted living facilities	-	346	-	346
Single purpose facilities	-	291,712	-	291,712
Land	-	7,546	-	7,546
Multi-family	-	92,410	-	92,410
One-to-four family construction	-	-	12,661	12,661
Total	$223,904	$706,051	$26,639	$956,594

March 31, 2025
Commercial business	$232,935	$-	$-	$232,935
Commercial construction	-	-	18,368	18,368
Office buildings	-	110,949	-	110,949
Warehouse/industrial	-	114,926	-	114,926
Retail/shopping centers/strip malls	-	88,815	-	88,815
Assisted living facilities	-	358	-	358
Single purpose facilities	-	277,137	-	277,137
Land	-	4,610	-	4,610
Multi-family	-	91,451	-	91,451
One-to-four family construction	-	-	10,814	10,814
Total	$232,935	$688,246	$29,182	$950,363

LOAN MIX	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	March 31, 2025
Commercial and construction	(Dollars in thousands)
Commercial business	$223,904	$227,594	$224,506	$232,935
Other real estate mortgage	706,051	695,882	657,380	688,246
Real estate construction	26,639	25,775	49,956	29,182
Total commercial and construction	956,594	949,251	931,842	950,363
Consumer
Real estate one-to-four family	98,929	99,042	97,760	97,683
Other installment	29,643	21,898	15,507	14,414
Total consumer	128,572	120,940	113,267	112,097

Total loans	1,085,166	1,070,191	1,045,109	1,062,460

Less:
Allowance for credit losses	15,281	15,427	15,352	15,374
Loans receivable, net	$1,069,885	$1,054,764	$1,029,757	$1,047,086

DETAIL OF NON-PERFORMING ASSETS
	Northwest	Southwest
	Oregon	Washington	Total
December 31, 2025	(Dollars in thousands)
Commercial business	$322	$604	$926
Commercial real estate	103	71	174
Consumer	-	29	29
Total non-performing assets	$425	$704	$1,129

RVSB Third Fiscal Quarter 2026 Results
January 27, 2026

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024

Efficiency ratio (4)	86.90%	89.76%	87.63%	88.32%	87.07%
Coverage ratio (6)	86.37%	80.00%	84.17%	83.44%	82.72%
Return on average assets (1)	0.36%	0.29%	0.32%	0.33%	0.33%
Return on average equity (1)	3.32%	2.67%	3.04%	3.01%	3.15%
Return on average tangible equity (1) (non-GAAP)	3.98%	3.20%	3.67%	3.61%	3.81%

NET INTEREST SPREAD
Yield on loans	5.26%	5.11%	4.97%	5.14%	4.83%
Yield on investment securities	1.77%	1.78%	1.82%	1.88%	2.00%
Total yield on interest-earning assets	4.47%	4.34%	4.18%	4.39%	4.10%

Cost of interest-bearing deposits	1.85%	1.89%	1.81%	1.82%	1.73%
Cost of FHLB advances and other borrowings	5.05%	5.28%	5.43%	5.12%	5.83%
Total cost of interest-bearing liabilities	2.11%	2.20%	2.23%	2.16%	2.27%

Spread (7)	2.36%	2.14%	1.95%	2.23%	1.83%
Net interest margin	2.96%	2.76%	2.60%	2.83%	2.51%

PER SHARE DATA
Basic earnings per share (2)	$0.07	$0.05	$0.06	$0.18	$0.18
Diluted earnings per share (3)	0.07	0.05	0.06	0.18	0.18
Book value per share (5)	7.93	7.81	7.49	7.93	7.49
Tangible book value per share (5) (non-GAAP)	6.62	6.51	6.20	6.62	6.20
Market price per share:
High for the period	$5.56	$5.75	$5.88	$6.40	$5.88
Low for the period	5.02	4.82	4.59	4.82	3.64
Close for period end	5.02	5.37	5.74	5.02	5.74
Cash dividends declared per share	0.0200	0.0200	0.0200	0.0600	0.0600

Average number of shares outstanding:
Basic (2)	20,762,668	20,948,327	21,037,246	20,895,439	21,081,851
Diluted (3)	20,762,668	20,948,327	21,037,246	20,895,439	21,081,851

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.